Exhibit 5.1
November 5, 2020

Pluralsight, Inc.
42 Future Way
Draper, Utah 84020

Re: Registration Statement on Form S‑8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Pluralsight, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of Class A common stock, par value $0.0001 per share ("Class A Common Stock") reserved for issuance pursuant to the Pluralsight, Inc. 401(k) Plan (the "Plan").

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Class A Common Stock, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.